UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 03, 2014

TRANS ENERGY, INC.

(Exact name of registrant as specified in its charter)

NEVADA	0-23530	93-0997412
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

210 Second Street, P.O. Box 393, St. Marys, West Virginia 26170

(Address of principal executive offices)

Registrant’s telephone number, including area code: (304) 684-7053

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD.

On May 11, 2011, we filed an action (the “Blackshere Litigation”) in the U.S. District Court for the Northern District of West Virginia against EQT Corporation. The defendant filed with the Court an answer and counterclaim wherein it claimed to hold title to the natural gas within and underlying the Blackshere Lease. On November 26, 2012, the Court granted our motion for summary judgment and denied the defendant’s motions for declaratory judgment and summary judgment. On February 25, 2014, the United States Court of Appeals for the Fourth Circuit in Richmond Virginia affirmed the summary judgment. The time period for EQT Corporation to appeal this decision has passed, so this judgment has become final and the Company has secured quiet title to the Blackshere Lease

On June 12, 2013, EQT Production Company filed a quiet title action against us in the Circuit Court of Wetzel County, West Virginia. The action relates to a 1,314 acre lease in Wetzel County, West Virginia known as the Robinson lease. On February 28, 2014, the presiding Judge issued an order granting a motion to stay this case pending appeal of the Blackshere Litigation.

On July 18, 2013, we filed a quiet title action in the U.S. District Court for the Northern District of West Virginia against EQT Production Company regarding the same Robinson lease described above. Since the Robinson and the Blackshere leases were acquired in the same assignment and have the same leasehold chain, we believe that we will be granted a judgement granting us quiet title to the Robinson lease.

Notes about Forward-looking Statements

Statements contained in this current report which are not historical facts, may be considered “forward-looking statements,” which term is defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and the current economic environment. We caution readers that such forward-looking statements are not guarantees of future performance. Unknown risks and uncertainties as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANS ENERGY, INC.

Date: July 03, 2014	By	/S/ John Corp
John Corp
President